Exhibit (j)(3)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” and to the use of our report dated February 10, 2006 on Goldman Sachs Balanced Strategy Portfolio, Goldman Sachs Growth and Income Strategy Portfolio, Goldman Sachs Growth Strategy Portfolio and Goldman Sachs Equity Growth Strategy Portfolio (formerly Goldman Sachs Aggressive Growth Strategy Portfolio) (four of the funds comprising the Goldman Sachs Trust), which is incorporated by reference in this Registration Statement (Form N-1A 33-17619 and 811-5349) of Goldman Sachs Trust.

/s/ERNST & YOUNG LLP
New York, New York
April 27, 2006